EXHIBIT 10.23

                    EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT ("Agreement"), dated February 1, 1997, is made by and between Rudy's Restaurant Group, Inc., a Nevada corporation. and its subsidiaries (the "Company") and Marie G.
Peterson (the "Executive").

RECITAL:

The Company needs to retain capable, experienced senior executive personnel and wishes to assure both itself and the Executive of continuity of management to continue to expand its business and prosper. The Executive, through her prior performance has demonstrated that she is the type of capable, experienced senior executive personnel needed by the Company

The Executive is willing to make her services available to the Company on the terms and conditions hereinafter set forth.

                           AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed by and between the Company and the
Executive:

1. EMPLOYMENT

1.1 Term. The Company will continue to employ the Executive, and the Executive agrees to continue to serve the Company, for the THREE (3) YEAR period commencing February 1, 1997 and ending on January 31, 2000, the "Initial Term." On February 1, 2000, and on the last day of each January thereafter, the term of the Executive's employment will be automatically extended one (1) additional year unless, at least sixty (60) days prior to each January 31, the Company will have delivered to the Executive or the Executive will have delivered written notice to the Company that the term of the Executive's employment hereunder will not be extended. The Initial Term, together with any annual extensions, is hereinafter referred to as the "Term"

1.2 Position And Duties.

(a)  The Executive shall serve as Chief Operating Officer, Chief
Financial Officer and Treasurer of the Company and shall have such responsibilities, duties and authorities as may be reasonably assigned to the Executive by the Company's Board of Directors.

(b) The Executive agrees to serve as an executive and officer, and, if nominated and elected, as a director, of the Company and its subsidiaries provided they indemnify the Executive for serving in any such capacities on a basis no less favorable than is currently provided by the Company's Bylaws.

1.3 Place Of Performance. The Executive will be based at the principal executive offices of the Company except for required travel on the Company's business to an extent consistent with present business travel obligations.

2.COMPENSATION AND RELATED MATTERS

2.1 Base Salary. Commencing February 1, 1997 the Company will pay to the Executive an annual "Base Salary" of $100,000 per annum, payable according to the Company's customary payroll practices. This Base Salary shall be increased annually following normal business practices of the Company but in no event less than in an amount sufficient to reflect any increase in the Consumer Price Index for "All Urban Consumers," in Miami, Florida, as published by the U. S. Bureau of Labor Statistics for the preceding 12-month period and, if so increased, will not, during the term of this Agreement, be decreased. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company.

2.2  Expenses.

(a) The Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in the performance of her duties, including all expenses of travel and living expenses while away from home in the service of the Company, if such expenses are incurred and accounted for in accordance with the policies and procedures then presently established by the Company. The Company shall pay all expenses related to the Executive's required continuing education necessary to retain the Executive's status as a Florida Certified Public Accountant.

(b) The Executive shall receive an allowance of $500 per month for automobile and incidental business expenses including
Executive's portable telephone and office at home expenses.

2.3 Other Benefits. The Executive will be entitled to participate in all employee benefit plans and arrangements available to other employees of the Company on the same terms and conditions as granted to other employees. Such plans and arrangements may include, without limitation, any pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plans, employee stock ownership plan, life insurance and health-and-accident plans and arrangements, medical insurance plan, disability plan, sick pay plan and vacation plan. The Company shall not make any changes in such plans or arrangements that would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits of the Executive as compared with any other executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive.

2.4 Vacations and Holidays. The Executive shall be entitled to four (4) weeks paid vacation per year. Three (3) weeks of such vacation must be taken during the year in which earned and shall not be paid in lieu of taking nor carry over to the next succeeding year. The remaining (fourth) week will be paid if not taken. The Executive shall be entitled to all paid holidays given by the Company to its executives.

2.5 Performance Bonus. Commencing with the Company's 1997 fiscal year (beginning September 30, 1996) and during each employment period in which Executive is employed by the Company for the entire period, Executive shall, in addition to Base Salary, be eligible to receive an annual bonus (the "Bonus") of up to forty percent (40%) of her then current Base Salary. The Bonus shall be computed as three percent (3%) of the Company's audited earnings before all executive bonuses and income taxes exceeding $2,000,000. The Bonus shall be paid within thirty (30) days of the filing of the Company's Form 10-K (or 10-KSB, as applicable).

3. TERMINATION
The Executive's employment hereunder may be properly terminated without any breach of this Agreement only under the following circumstances:

3.1 Death. The Executive's employment hereunder shall terminate on the last day of the third month after her death.

3.2 Disability. If, because of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from her duties on a full-time basis for the entire period of six
(6) consecutive months, the Company may terminate the Executive's employment hereunder. If payments under any disability policy provided to the Executive by the Company commence before the expiration of said six-month period, then upon commencement of such disability payments, this Agreement shall terminate and the Company shall cease all payments hereunder.

If terminated under this Section, at the end of the fiscal year following such termination, Executive will be entitled to a Bonus, computed as provided in Section 2.5 above and prorated according to the portion of the year employed.

3.3 Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the occurrence of: (i) any action or omission of the Executive which is a willful and material breach of this Agreement that is not cured or to which diligent attempts to cure have not commenced within thirty (30) business days after receipt by the Executive of notice, as discussed below; (ii) fraud, embezzlement or misappropriation against the Company; (iii) the willful commission by the Executive of any act of dishonesty or breach of fiduciary duty relating to the Company; or (iv) the conviction of the Executive for any criminal act that is a felony. No act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interests of the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without: (i) reasonable written notice to the Executive setting forth the reason(s) for the Company's intention to terminate for Cause; (ii) an opportunity for the Executive to cure the breach or, with her counsel, to be heard before the Board of Directors of the Company to refute any determination of Cause specified in such notice; and (iii) delivery to the Executive of a Notice of Termination from the Board of Directors of the Company finding that in the good faith opinion of the Board of Directors of the Company the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

3.4 Termination Upon Change in Control. Upon the termination of the Executive's employment (other than for Cause) within 180 days after the occurrence of a "Change in Control," as hereinafter defined, the Company shall pay the Executive within 10 days of such termination a lump sum payment equal to the greater of
(i)(a) 30 months' Base Salary at the rate prevailing at the time of such Change in Control or (b) the Executive's Base Salary due for the remaining term of this Agreement, plus (ii) an amount equal to two (2) times the most recent Bonus paid to the Executive.

For purposes of this Agreement, a Change in Control shall mean:
(i) The acquisition (other than by the Company) at any time by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or
(ii) Approval by the shareholders of the Company of (a) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately before such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; (b) a liquidation or dissolution of the Company; or (c) the sale of all or substantially all of the assets of the Company.

Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section be reduced by any compensation earned by Executive after her termination by the Company without Cause or by the Executive for Good Reason, as defined below.

3.5 Termination Without Cause. The Company shall have the right to terminate the Executive's employment for any reason other than for death, disability or Cause upon thirty (30) days written notice to the Executive; provided, however, that the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice plus eighteen (18) months' Base Salary at the rate prevailing at such termination. The Executive shall not be entitled to any payment under this Section if either the Company or the Executive gives notice of its or her intention not to renew this Agreement in accordance with Section 1.1 hereof.

Notwithstanding the foregoing, if a Change in Control occurs within one year either before or following a Termination Without Cause as herein provided, the Executive shall be deemed to have been terminated upon a Change in Control and shall be entitled to receive the payments set forth in Section 3.4 above.

3.6 Resignation. The Executive may resign for "Good Reason." For purposes of this Agreement, Good Reason shall mean:
(i) a Change in Control  of the Company,
(ii) a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company;
(iii) assignment to the Executive of any duties inconsistent with, or a significant change in the nature or scope of the Executive's authorities, duties or responsibilities, as compared to those authorities, duties and responsibilities held by the Executive as of the date hereof and as reasonably increased from time to time;
(iv) failure by the Company to obtain from any Successor (Section 5.4) affirmative written evidence of the assumption by the Successor of the Company's obligation to perform this Agreement;
(v) a reduction in total remuneration (including fringe benefits, unless any such fringe benefit is withdrawn from all other executives of the Company);
(vi) a relocation of the Executive's principal place of employment to a location outside of Dade or Broward County;
(vii) the performance of any other act by the Company which is designed to prevent and does prevent the Executive from properly performing the authorities, duties and responsibilities of her employment.

The Executive's resignation for Good Reason entitles the Executive to payment by the Company of eighteen (18) months' Base
Salary then in effect; provided that if the Executive resigns as a result of (i) or (iv) above the Executive shall be due amounts as provided in Section 3.4.

In the event the Executive resigns pursuant to (i) or (iv) of this Section, Executive will be entitled to a Bonus, computed as provided in Section 2.5 above and prorated according to the portion of the year employed.

4.RESTRICTIVE COVENANTS

4.1 Non-Compete.

(a) The Executive shall not, while employed by the Company, directly or indirectly engage in or have any interest in any business activity that directly or indirectly engages in competition with the Company; provided, however, that the Executive may hold and/or acquire, solely as an investment, shares of capital stock or other securities of any company traded on any national securities exchange or regularly quoted in the over-the-counter market, so long as the Executive does not control or acquire a controlling interest in more than 5% of any class of capital stock of such corporation.

(b) If the Executive is terminated for Cause or voluntarily resigns without Good Reason, the Executive shall not, for thirty
(30) months following such termination or resignation, engage in any business activity which is in direct competition with the Company; provided, that the Executive shall not be bound by this
Section if the Term of this Agreement is not extended as provided in Section 1.1.

For purposes of this Agreement, a business activity competitive with the Company shall include only the operation of restaurants selling Japanese or other oriental food.

4.2 Nondisclosure. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any "Confidential Information" pertaining to the business of the Company. For purposes of this Agreement, Confidential Information means information, including but not limited to information concerning the Company's financial condition, technology, customers, recipes, methods of doing business, marketing and promotion, disclosed to the Executive or known by the Executive as a consequence of or through her employment, including information conceived, originated or developed by the Executive, not generally known about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

5.MISCELLANEOUS PROVISIONS

5.1 Governing Law. This Agreement is entered into in the State of Florida and shall be governed pursuant to the laws of the State of Florida. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions shall continue to be fully effective.

5.2 Entire Agreement. This Agreement contains the entire agreement regarding this subject. This Agreement may be modified only by means of a written instrument that specifically refers to this Agreement and that which both the Company and the Executive sign.

5.3 Notice. Notices or other communications required shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing:

     If to the Executive:     Marie G. Peterson
                              2860 S. W. 85 Way
                              Davie, FL   33328

     If to the Company:       Rudy's Restaurant Group, Inc.
                              11900 Biscayne Blvd., Suite 806
                              Miami, FL 33181
                              Attention: Douglas M. Rudolph,
                                         President

5.4  Successors; Binding Agreement.

(a) The Company will require any Successor, by agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

For purposes of this Agreement, Successor shall mean any person (as such term is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) who (i) directly or indirectly, in one or more transactions, succeeds by purchase, merger, consolidation or otherwise, to 50% or more of the business and/or assets of the Company, or (ii) acquires, in one or more transactions, direct of indirect control, or otherwise becomes the "beneficial owner" (as defined in Rule 13D-3 of the Securities Exchange Act of 1934) of thirty (30%) percent or more of the combined voting power of the Company's then outstanding securities.

Failure of the Company to obtain such agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate her employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid according to the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

5.5 Arbitration. Any dispute or controversy arising under or about this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators, in Miami, Florida following the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. All costs of such arbitration, including without limitation, filing fees and arbitrators' compensation, and all reasonable attorneys' fees and costs incurred by both the Company and the Executive in connection with such arbitration or with the judicial enforcement of any award, shall be borne exclusively by the Company. The Company shall pay the Executive for all costs of arbitration as the Executive incurs such costs. The Company shall bear such obligation without regard to the eventual disposition of any arbitration, despite the Executive not being deemed to be the "prevailing party." Further, the unconditional obligation of the Company to pay the Executive's attorneys' fees and costs as they accrue shall be immediately enforceable by temporary, preliminary and/or permanent injunctive relief issued by a court of competent jurisdiction, notwithstanding the obligation of the parties to arbitrate all other disputes arising under this Agreement. In no event shall attorneys' fees and costs be considered a credit or set off against any award received by the Executive.

5.6   Indemnification.

(a) To the fullest extent permitted by law and the Company's Articles of Incorporation and Bylaws (as in effect on the date hereof), the Company shall indemnify the Executive and hold her harmless for any acts or decisions ("indemnified Acts") made by her while performing services for the Company. This indemnification shall include, but not be limited to, indemnification for all of the Executive's attorneys' fees and costs (including paralegal fees) incurred in connection with the defense of such Indemnified Acts and in connection with any related appeal including the cost of court settlements.

(b) The rights of the Executive under this Agreement shall be in addition to any other rights the Executive may have. To the extent that a change in the law of the State of Nevada (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's Articles of Incorporation or Bylaws, to the fullest extent permitted by law, it is the intent of the parties that the Executive shall enjoy by this Agreement the greater benefits so afforded by such change immediately upon the occurrence of such change without further action by the Company or the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.





                               RUDY'S RESTAURANT GROUP, INC.


                               By: /s/ DOUGLAS M. RUDOLPH
                                   -------------------------
                                   Name: DOUGLAS M. RUDOLPH
                                   Title: PRESIDENT


                               Attest:

                               By: /s/ MARIE G. PETERSON


                               EXECUTIVE:


                               /s/ MARIE G. PETERSON
                               --------------------------
                               MARIE G. PETERSON